Exhibit 10.1

__________________________________________________________

LLC MEMBERSHIP INTEREST PURCHASE AGREEMENT

AMONG

GREYSTONE & CO. HOLDINGS LLC
AS SELLER

AND

COUNSEL RB CAPITAL LLC
AS BUYER

__________________________________________________________

May 28, 2009

TABLE OF CONTENTS

1.	PURCHASE OF LLC INTERESTS		1
	1.1	Sale of the LLC Interests	1
	1.2	Purchase Price	1

2.	CLOSING		2
	2.1	Closing	2
	2.2	Actions of Seller at Closing	2
	2.3	Actions of Buyer at Closing	3

3.	REPRESENTATIONS AND WARRANTIES OF SELLER		3
	3.1	Organization	3
	3.2	Powers; Consents; Absence of Conflicts With Other Agreements	5
	3.3	Due Authorization; Binding Agreement	5
	3.4	Financial Statements	5
	3.5	Certain Post-Balance Sheet Results	6
	3.6	Compliance With Laws; Permits	8
	3.7	Title to Assets; Real Property	8
	3.8	Litigation or Proceedings	9
	3.9	Environmental Matters	9
	3.10	Taxes	10
	3.11	Employee Relations	11
	3.12	Employee Benefit Matters	11
	3.13	Contracts	11
	3.14	Inventory	12
	3.15	Insurance	12
	3.16	Books and Records	12
	3.17	Broker’s or Finder’s Fees	12
	3.18	Accounts Receivable	12
	3.19	No Undisclosed Liabilities	12
	3.20	No Operations	12

4.	REPRESENTATIONS AND WARRANTIES OF BUYER		13
	4.1	Existence and Capacity	13
	4.2	Powers; Consents; Absence of Conflicts With Other Agreements, Etc	13
	4.3	Binding Agreement	13
	4.4	Proceedings	13
	4.5	No Brokers	13

5.	COVENANTS		14
	5.1	Bank Accounts	14
	5.2	Payments	14
	5.3	Greystone Name	14
	5.4	E-mail Addresses	14

	5.5	Telephone Numbers	14
	5.6	Greystone Bank Debt	14
	5.7	Additional Payments	14
	5.8	Tax Matters	14
	5.9	Confidentiality	16
	5.10	Injunctive Relief	16

6.	MISCELLANEOUS		17
	6.1	Definitions	17
	6.2	Additional Assurances	21
	6.3	Cost of Transaction	21
	6.4	Choice of Law; Venue	21
	6.5	Waiver of Jury Trial	22
	6.6	Enforcement of Agreement	22
	6.7	Legal Fees and Costs	22
	6.8	Survival	22
	6.9	Notice	22
	6.10	Benefit/Assignment	23
	6.11	No Third Party Beneficiaries	23
	6.12	Waiver of Breach	23
	6.13	Interpretation	23
	6.14	Severability	24
	6.15	Gender and Number	24
	6.16	Divisions and Headings	24
	6.17	Entire Agreement	24
	6.18	Amendment	24
	6.19	Counterparts	24

SCHEDULES

Description	Schedule

Exceptions	3.5
Payables	3.19

GLOSSARY OF DEFINED TERMS

Defined Term	Section

2782 LLC	Recital B
8384 LLC	Recital B
Action	6.1
Affiliate	6.1

Agents	6.1
Agreement	Introduction
Balance Sheet	3.4(a)
Balance Sheet Date	3.4(a)
Benefit Plan	6.1
Business Day	6.1
Buyer	Introduction
Buyer’s Knowledge	6.1
CERCLA	6.1
Closing	2.1
Closing Date	2.1
Closing Statement	1.2(a)
Code	6.1
Company	Recital B
Companies	Recital B
Contracts	6.1
Counsel	1.2(c)
Current Assets	6.1
Current Liabilities	6.1
Damages	6.7
Dollars or $	6.1
Effective Time	2.1
Employees	6.1
Encumbrance	6.1
Environmental Claim	6.1
Environmental Law	6.1
Environmental Notice	6.1
Environmental Permit	6.1
Equity Interests	6.1
ERISA	6.1
Fabritek	Recital B
Financial Statements	3.4
GAAP	6.1
Governmental Authority	6.1
Governmental Order	6.1
GPE	Recital A
Guarantees	1.2(c)
Hazardous Materials	6.1
IDB Debt	2.3(d)
Immediately Available Funds	6.1
Intellectual Property	6.1
Knowledge of Buyer	6.1
Knowledge of Seller	6.1
Law	6.1
Liabilities	3.19
LLC Interests	Recital A

Losses	6.1
Material Adverse Effect	6.1
Material Contracts	3.13
Note	1.2(b)
Payables	3.19
Permits	6.1
Permitted Encumbrances	3.7(a)
Person	6.1
Personal Property	6.1
Post-Closing Tax Period	6.1
Post-Closing Taxes	6.1
Pre-Closing Tax Period	6.1
Pre-Closing Taxes	6.1
Purchased Assets	5.8(e)
Real Property	6.1
Release	6.1
Seller	Introduction
Seller’s Knowledge	6.1
Settlement Agreement	Recital A
Shelby Bank Debt	6.1
Straddle Period	6.1
Subsidiary	Recital B
Subsidiary Interests	3.1(d)
Subsidiaries	Recital B
Tax Allocation	5.8(e)
Tax or Taxes	6.1
Tax Return	6.1
Transaction Documents	6.1
Transfer Taxes	5.8(f)
Trust	6.1
Trustee	6.1
WARN Act	6.1

v

LLC MEMBERSHIP INTEREST PURCHASE AGREEMENT

This LLC Membership Interest Purchase Agreement (“Agreement”) is entered into on May 28, 2009, between Greystone & Co. Holdings LLC, a Delaware limited liability company (“Seller”), and Counsel RB Capital LLC, a Delaware limited liability company (“Buyer”).  Capitalized terms in this Agreement are defined where used or in Section 6.1.

A.           Immediately prior to the Closing, Jonathan Reich and Adam Reich will enter into a settlement agreement (“Settlement Agreement”) together with Seller, Greystone Private Equity LLC, a Delaware limited liability company (“GPE”), Forsons Equity LLC and Kind Chin Associates LLC, pursuant to which the parties will release all claims against one another, and all Equity Interests in GPE that are owned by Jonathan Reich and Adam Reich will be redeemed by GPE.  Upon execution of the Settlement Agreement, Seller will own all of the Equity Interests in GPE (“LLC Interests”).

B.           GPE owns all of the Equity Interests in each of the following entities (each referred to in this Agreement as a “Subsidiary,” and collectively as “Subsidiaries”): (i) 221 Fabritek Dr LLC, a Delaware limited liability company (“Fabritek”); (ii) 8384 Highway 18 LLC, a Delaware limited liability company (“8384 LLC”); and (iii) 2782 East Highway 52 LLC, a Delaware limited liability company (“2782 LLC”).  GPE and each Subsidiary are referred to in this Agreement as a “Company,” and collectively as “Companies”.

C.           Seller desires to sell the LLC Interests to Buyer, and Buyer desires to purchase the LLC Interests from Seller.

Intending to be legally bound, the parties agree as follows:

1.           PURCHASE OF LLC INTERESTS.

1.1           Sale of the LLC Interests.  On and subject to the terms and conditions of this Agreement, at Closing, Seller shall sell, assign, transfer and deliver the LLC Interests to Buyer, free and clear of all Encumbrances.

1.2           Purchase Price.  On and subject to the terms and conditions of this Agreement, Buyer shall deliver the purchase price of $5,900,000, payable to Seller as follows:

(a)           Payment at Closing.  At Closing, an amount in Immediately Available Funds as adjusted and specified on a closing statement in form and substance reasonably acceptable to the parties (“Closing Statement”);

(b)           Promissory Note.  At Closing, a promissory note (“Note”) in form and substance reasonably acceptable to the parties in a principal amount specified on the Closing Statement; and

(c)           Guaranty.  At Closing, guarantees by Counsel Corporation (“Counsel”), Jonathan Reich and Adam Reich of the Note (“Guarantees”) in form and substance reasonably acceptable to the parties.

2.           CLOSING.

2.1           Closing.  Subject to the satisfaction or waiver by the appropriate party of all of the conditions precedent to Closing specified in Sections 2.2 and 2.3, the consummation of the transactions contemplated by this Agreement (“Closing”) will take place via facsimile on May _____, 2009 (“Closing Date”).  The transactions contemplated by this Agreement will be effective for accounting purposes as of 12:00:01 a.m. at the location of the Closing on the Closing Date (“Effective Time”).

2.2           Actions of Seller at Closing.  At or prior to Closing, Seller shall deliver to Buyer the following:

(a)           Assignment.  An assignment of the LLC Interests in form and substance reasonably acceptable to the parties;

(b)           Closing Statement.  Executed counterpart signature pages to the Closing Statement;

(c)           Authorizing Resolutions.  Copies of resolutions duly adopted by Seller authorizing and approving its performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the Transaction Documents, certified as true and in full force as of the Closing Date;

(d)           Company Documents.  The original minute books of each Company;

(e)           Resignations.  Resignations of the officers, directors and managers of each Company effective as of the Effective Time;

(f)           Good Standings.  A certificate of existence or good standing for each Company from the Secretary of State of its state of organization, dated March 24, 2009;

(g)           Certificate.  A certificate pursuant to Treasury Regulations section 1.1445-2(b) that Seller is not a foreign Person within the meaning of Code §1445;

(h)           Real Property Information.  To the extent in the possession or control of Seller or its Affiliates, copies of all prior title reports, title insurance commitments or title insurance policies, surveys, and environmental assessments related to the Real Property;

(i)           Settlement.  Evidence satisfactory to Buyer of the execution of the Settlement Agreement;

(j)           Debt.  The original promissory note issued by GPE in favor of Greystone Bank referred to in Section 5.6 marked “paid”;

(k)           Data.  All electronic and tangible files related to any Company’s business or operations in the possession or control of Seller or its Affiliates;

(l)           Computers.  The computers and docking stations used by Jonathan Reich, Adam Reich, Jeanette Benway and Vaughan Barber, with all data stored thereon to be provided on a USB hard drive except for any software programs that cannot be freely transferred; and

(m)           Other.  Such other instruments and documents as Buyer may reasonably request to effect the transactions contemplated hereby.

2.3           Actions of Buyer at Closing.  At Closing, Buyer shall deliver to Seller the following:

(a)           Payment.  The amount due pursuant to Section 1.2(a);

(b)           Executed Documents.  Executed counterpart signature pages to the Closing Statement and Guarantees, and the original Note.

(c)           Authorizing Resolutions.  Copies of resolutions duly adopted by Buyer authorizing and approving its performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the Transaction Documents, certified as true and in full force as of the Closing Date;

(d)           Line of Credit.  Evidence satisfactory to Seller that, contingent upon the Closing, Buyer or its designee will have assumed, paid or otherwise provided for the satisfaction of GPE’s debt to Israel Discount Bank of New York (“IDB Debt”) and will have caused the termination of the Guaranty Agreement dated January 31, 2008 by Seller to Israel Discount Bank of New York and the Amended and Restated Guaranty Agreement dated January 31, 2008 by Greystone Funding Corporation to Israel Discount Bank of New York;

(e)           Payment.  Evidence satisfactory to Seller of Buyer’s compliance with Section 5.7; and

(f)           Other.  Such other instruments and documents as Seller may reasonably request to effect the transactions contemplated hereby.

3.           REPRESENTATIONS AND WARRANTIES OF SELLER

1.3 .  As of the Closing, assuming execution of the Settlement Agreement, Seller represents and warrants to Buyer that the following are true and correct in all respects, except to the extent the following would be inaccurate as a direct result of acts or omissions of Jonathan Reich or Adam Reich, or any Person acting at the direction of or in concert or connection with Jonathan Reich or Adam Reich, which acts or omissions occurred without either the direction of Seller or Seller’s Knowledge:

3.1           Organization.

(a)           Seller.  Seller (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization, and (ii) has full power and authority to own and lease its property and conduct its business as it is now being conducted and to execute and deliver, and to carry out the transactions on its part contemplated by, this Agreement.

(b)           Companies.  Each Company (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) has the limited liability company power and authority to own or lease and to operate its assets and to conduct its business as currently conducted, (iii) is not required to be qualified to do business in any other jurisdiction, and (iv) has not issued any certificates evidencing any Equity Interests.

(c)           Capitalization of GPE.  The LLC Interests constitute all of the Equity Interests in GPE, have been duly authorized, are validly issued, have no outstanding capital contribution obligations, and were not issued in violation of any preemptive rights, options, rights of first refusal or other preferential rights of subscription or purchase of any Person.  There are not any outstanding (i) options, warrants, calls, commitments, pre-emptive rights, agreements or other rights to purchase any Equity Interests in GPE, (ii) securities convertible into or exchangeable for any Equity Interests in GPE, (iii) equity-based awards or rights relating to or valued by reference to the equity of GPE, (iv) other commitments of any kind for the issuance of additional Equity Interests or options, warrants or other securities of GPE, or (v) registration rights agreements or other agreements or understandings to which GPE is a party or by which it or Seller are bound relating to the voting or disposition of any Equity Interests of GPE.  Other than the Subsidiaries, GPE does not own, directly or indirectly, any shares of capital stock or other Equity Interests, or securities or interests convertible into or exchangeable for capital stock or Equity Interests in any other Person.  Seller has good and marketable title to and owns all of the LLC Interests, beneficially and of record, free and clear of any and all Encumbrances.  Seller has full voting power over the LLC Interests, subject to no proxy, voting trust or other agreement relating to the voting of any of the LLC Interests.  Other than this Agreement, there is no agreement with respect to the disposition of the LLC Interests.

(d)           Capitalization of the Subsidiaries.  GPE owns all of the Equity Interests in the Subsidiaries (“Subsidiary Interests”), all of which have been duly authorized, are validly issued, have no outstanding capital contribution obligations, and were not issued in violation of any preemptive rights, options, rights of first refusal or other preferential rights of subscription or purchase of any Person.  There are not any outstanding (i) options, warrants, calls, commitments, pre-emptive rights, agreements or other rights to purchase any Subsidiary Interests, (ii) securities convertible into or exchangeable for any Subsidiary Interests, (iii) equity-based awards or rights relating to or valued by reference to any Subsidiary Interests, (iv) other commitments of any kind for the issuance of additional equity interests or options, warrants or other securities of any Subsidiary, or (v) registration rights agreements or other agreements or understandings to which any Subsidiary is a party or by which any Subsidiary or GPE are bound relating to the voting or disposition of any Subsidiary Interests.  Except for the 25% interest as tenant-in-common held by 2782 LLC in real estate located in Shelby County, Indiana, the Subsidiaries do not own, directly or indirectly, any shares of capital stock or other Equity Interests, or securities or interests convertible into or exchangeable for capital stock or Equity Interests in any other Person.  GPE has good and marketable title to and owns all of the Subsidiary Interests, beneficially and of record, free and clear of any and all Encumbrances.  GPE has full voting power over the Subsidiary Interests, subject to no proxy, voting trust or other agreement relating to the voting of any of the Subsidiary Interests.  Other than this Agreement, there is no agreement with respect to the disposition of the Subsidiary Interests.  Other than the Subsidiaries, GPE owns no Equity Interests in any other Person.

3.2           Powers; Consents; Absence of Conflicts With Other Agreements.  The execution, delivery, and performance by Seller of this Agreement and all other agreements referenced herein, or ancillary hereto, to which Seller is a party, and the consummation by Seller of the transactions contemplated by this Agreement and the Transaction Documents, as applicable:

(a)           do not require any approval or consent to be obtained by Seller or any Company from, or filing required to be made by Seller or any Company with, any Governmental Agency bearing on the validity of this Agreement which is required by Law;

(b)           will not conflict with, result in any breach or contravention of, or the creation of any Encumbrance under, any indenture, agreement, lease, instrument or understanding to which Seller or any Company is a party or by which Seller or any Company is bound;

(c)           will not violate any Law to which Seller or any Company may be subject; and

(d)           will not violate any Governmental Order to which Seller or any Company may be subject.

3.3           Due Authorization; Binding Agreement.  Seller has the right, power, legal capacity and authority to enter into and perform this Agreement.  The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of Seller, and no other proceedings on the part of Seller are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby.  This Agreement and all Transaction Documents are and will constitute the valid and legally binding obligations of Seller and are and will be enforceable against Seller in accordance with the respective terms hereof or thereof, except as limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights generally from time to time in effect.

3.4           Financial Statements.  Seller has delivered to Buyer copies of the following financial statements of GPE (“Financial Statements”):

(a)           Unaudited consolidated balance sheet of GPE (the “Balance Sheet”) dated as of December 31, 2008 (the “Balance Sheet Date”) and audited consolidated balance sheet of GPE dated December 31, 2007;

(b)           Unaudited consolidated income statement of GPE for the 12-month period ended on the Balance Sheet Date and audited consolidated income statement of GPE for the 12-month period ended on December 31, 2007; and

(c)           Unaudited consolidated balance sheet of GPE dated as of March 31, 2009, and unaudited, consolidated income statement of GPE for the 3-month period ended on March 31, 2009.

The Financial Statements have been prepared in accordance with GAAP on a consistent basis.  Such balance sheets present fairly the financial condition of GPE and the Subsidiaries as of the dates indicated thereon, and such income statements present fairly the results of operations of GPE and the Subsidiaries for the periods indicated thereon.

3.5           Certain Post-Balance Sheet Results.  Since the Balance Sheet Date there has not been, with respect to any Company, any:

(a)           event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           amendment of organizational documents;

(c)           changes to capitalization;

(d)           issuance, sale or other disposition of any Equity Interest or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Equity Interest;

(e)           declaration or payment of any distributions, or any other transfer, withdrawal, payment, or other conveyance of any funds or assets;

(f)           change in any method of accounting or accounting practice;

(g)           change in cash management practices or policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)           change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with customers;

(i)           entry into or amendment of any Contract, except as identified on Schedule 3.5, which lists dispositions of assets by any Company since the Balance Sheet Date and the consideration received;

(j)           incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(k)           transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements, except as identified on Schedule 3.5;

(l)           transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Intellectual Property;

(m)           damage, destruction or loss (whether or not covered by insurance) to its property;

(n)           any capital investment in, or any loan to, any other Person;

(o)           acceleration, termination, modifications to or cancellation of any Material Contract to which it is a party or by which it is bound;

(p)           any capital expenditures;

(q)           imposition of any Encumbrance upon any of its properties, Equity Interests or assets, tangible or intangible;

(r)           grant of any bonuses, whether monetary or otherwise, or any general wage or salary increases in respect of any Employee, other than as provided for in any written agreements or consistent with past practice, or change in the terms of employment for any Employee;

(s)           entry into or termination or amendment of any employment agreement or collective bargaining agreement, written or oral, or modification of the terms of any such existing agreement;

(t)           any loan to, or entry into any other transaction with, any members, managers, directors, officers or Employees;

(u)           entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v)           adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w)           purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate for all Companies (in the case of a lease, for the entire term of the lease);

(x)           acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock or Equity Interests of, or by any other manner, any business or any Person or any division thereof;

(y)           adoption, amendment, modification or termination of any bonus, profit sharing, incentive, severance, or other plan, Contract or commitment for the benefit of any of its managers, directors, officers or Employees (or any such action taken with respect to any other Benefit Plan);

(z)           action to make, change or rescind any Tax election, amendment of any Tax Return or position taken on any Tax Return, entry into any closing agreement, settlement of any Tax claim or assessment, surrender of any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or any other action, omission or transaction that would have the effect of increasing the Tax liability or reducing any Tax attribute in respect of any Post-Closing Tax Period; or

(aa)           any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.6           Compliance With Laws; Permits.

(a)           Compliance with Laws.  Each Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b)           Permits.  All Permits required for each Company to conduct its business have been obtained and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full.

3.7           Title to Assets; Real Property.

(a)           Owned or Leased Real Property.  Each Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and Personal Property.  All Real Property and Personal Property (including leasehold interests) is free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(1)           liens for Taxes listed on the Closing Statement or not yet due and payable;

(2)           easements, rights of way, zoning ordinances and other similar Encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of any Company; or

(3)           Encumbrances held by Israel Discount Bank of New York and Shelby Bank related to the IDB Debt and the Shelby Bank Debt.

(b)           Copies of Documents; Compliance with Laws.  With respect to owned Real Property, Seller has delivered to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which any Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller or any Company and relating to the Real Property. With respect to leased Real Property, Seller has delivered to Buyer complete and correct copies of any leases affecting the Real Property.  No Company is a sublessor or grantor under any sublease.  No improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than a Company. There are no Actions pending nor, to Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

3.8           Litigation or Proceedings.

(a)           No Actions.  Except for potential claims by John Graham and potential claims against Molson Breweries Properties Limited and Molson Canada 2005, there are no Actions pending or, to Seller’s Knowledge, threatened (i) against or by any Company or affecting any of their properties or assets; (ii) against or by Seller or any Affiliate of Seller and relating to any Company or its business, properties or assets; or (iii) against or by any Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)           No Governmental Orders.  There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Seller or any Company or any Company’s businesses, properties or assets.

3.9           Environmental Matters.

(a)           Compliance.  Each Company is currently and has been in compliance with all Environmental Laws and has not, and Seller has not received from any Person any: (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law.

(b)           No Listing.  No real property currently or formerly owned, operated or leased by any Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(c)           No Release.  There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of any Company or any real property currently or formerly owned, operated or leased by any Company, and neither Seller nor any Company has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of any Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller or any Company.

(d)           No Assumed Liabilities.  No Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(e)           Copies of Reports.  Seller has provided to Buyer all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the business or assets of any Company or any currently or formerly owned, operated or leased real property which are in the possession or control of Seller or any Company.

3.10           Taxes.

(a)           Timely Filed. Seller and the Companies have each timely filed all Tax Returns or extensions that they were required to file under applicable laws and regulations for Tax years prior to 2008, and all Tax Returns with respect to each Company’s 2008 Tax year will either be timely filed or extensions with respect to such Tax Returns will be timely filed.  All such Tax Returns were correct and complete in all respects and were prepared in compliance with all applicable laws and regulations. All Taxes due and owing by Seller or any Company (whether or not shown on any Tax Return) have been paid.  Except for GPE for the 2008 Tax year, no Company is currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where a Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Encumbrances for Taxes (other than Taxes listed on the Closing Statement or not yet due and payable) upon the LLC Interests or any of the assets of any Company.

(b)           Withholding.  Each Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Employee, independent contractor, creditor, member, or other Person, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)           No Assessments.  No taxing authority is expected to assess any additional Taxes for any period for which Tax Returns have been filed.  No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any Company. No Company has received from any taxing authority any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any Company. No Company’s Tax Returns have been or currently are the subject of audit.  Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any Company.

(d)           No Waiver.  No Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)           No Contracts.  No Company is a party to any Contract that has resulted or could result, separately or in the aggregate, in (i) the payment of any “excess parachute payment” within the meaning of Code §280G or any amount that will not be fully deductible as a result of Code §162(m), or (ii) the recognition of income and the imposition of any penalty or interest by any person under Code §409A.  No Company has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).  Each Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to an understatement of federal income Tax within the meaning of Code §6662 (or any corresponding provision of state, local or foreign Tax law).  No Company is a party to or bound by any Tax allocation or sharing agreement.  No Company (A) has been a member of an “affiliated group” defined under Code §1504(a) filing a consolidated federal income Tax Return, or (B) has any liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(f)           No Inclusion or Deduction.  No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

(g)           No Election.  At all times during their existence, for federal and state Tax purposes, each Company has been treated as a partnership or an entity disregarded as separate from its owner under Treasury Regulation section 301.7701-3, and no Company has elected to be treated as a corporation for Tax purposes.

3.11           Employee Relations.  No Company has any Employees.  No amounts are owed or accrued with respect to any Employees as of the Closing Date, including any for vacation or overtime.  All amounts payable to Employees have been paid in full and there are no outstanding agreements, understandings or commitments of any Company with respect to any commissions, bonuses or increases in compensation.  All individuals characterized and treated by any Company as consultants or contractors are properly treated as independent contractors under all applicable Laws.  No collective bargaining agreement exists or is currently being negotiated by any Company.  There are no pending or, to the Knowledge of Seller, threatened EEOC claims, OSHA complaints, union grievances, wage and hour claims, unemployment compensation claims, workers’ compensation claims or the like with respect to any Employees.  Each Company has complied in all respects with all state and federal laws, rules and regulations relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, and occupational safety and health.

3.12           Employee Benefit Matters.

(a)           No Benefit Plans.  No Company has any Benefit Plan for which any Company could have any Liability.

(b)           No Liability.  No Seller, Company or any of their Affiliates (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; (ii) has any assets subject to a lien for unpaid contributions to any Benefit Plan which would be a liability of any Company or become a liability of Buyer; (iii) has failed to pay premiums to the Pension Benefit Guaranty Corporation when due with respect to any pension plan which would be a liability of any Company; or (iv) is engaged in any transaction which would give rise to liability under ERISA §§4069 or 4212(c) which would be a liability of any Company or become a liability of Buyer.

3.13           Contracts.  Seller has delivered to Buyer true and correct copies of the Contracts in its possession (including all modifications, amendments and supplements thereto and waivers thereunder).  Each such Contract is valid and binding in accordance with its terms and is in full force and effect.  No Company or, to Seller’s Knowledge, any other party thereto is in breach of or default under or is alleged to be in breach of or default under, or has provided or received any notice of any intention to terminate, any such Contract.  No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any such Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right of obligation or the loss of any benefit thereunder.

3.14           Inventory.  No Company has any inventory (whether raw materials, work-in-process or finished goods).

3.15           Insurance.  All insurance policies maintained by Seller and any Company covering the assets or operations of any Company are in full force and effect with no premium arrearage which arrearage would cause any cancellation or lapse of coverage.  Each Company has given in a timely manner to its insurers all notices required to be given under its insurance policies with respect to all of the claims and actions covered by insurance, and no insurer has denied coverage of any such claims or actions.  No Company has (a) received any written notice or other communication from any such insurance company canceling or amending any of such insurance policies, and, to Seller’s Knowledge, no such cancellation or amendment is threatened or (b) failed to give any notice or present any material claim which is still outstanding under any of such policies.

3.16           Books and Records.  The minute books and membership records of each Company, all of which have been provided to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of each Company contain accurate and complete records of all meetings, and actions taken by written consent of, the members, managers, governors and directors of each Company.

3.17           Broker’s or Finder’s Fees.  No Seller or Company has engaged or is liable for the payment of any fee to any finder, broker or similar Person in connection with the transactions described in this Agreement.

3.18           Accounts Receivable.  All accounts receivable of the Companies (i) are valid and existing, (ii) are recorded on their books and records in amounts consistent with GAAP based upon their historical collection experience, (iii) represent monies due for goods sold and delivered or services performed in the ordinary course of business, and (iv) are not subject to any refund or adjustment or any defense, write of set-off, assignment, restriction, security interest or other encumbrance.

3.19           No Undisclosed Liabilities.  No Company has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) the IDB Debt and the Shelby Bank Debt, and (b) the Payables (defined below).  The term “Payables” means obligations of any Company to make payment for goods provided or services rendered.  Schedule 3.19 is a complete and accurate list of all Payables.

3.20           No Operations. Except for the management operations of GPE, no Company has operations other than holding assets for sale or the ownership of real property.

4.           REPRESENTATIONS AND WARRANTIES OF BUYER .  As of the Closing, Buyer represents and warrants to Seller the following:

4.1           Existence and Capacity.  Buyer has the requisite limited liability company power and authority to enter into this Agreement, to perform its obligations hereunder, and to conduct its business as now being conducted.

4.2           Powers; Consents; Absence of Conflicts With Other Agreements, Etc.  The execution, delivery, and performance by Buyer of this Agreement and all other agreements referenced herein, or ancillary hereto, to which Buyer is a party, and the consummation of the transactions contemplated herein by Buyer:

(a)           are within its statutory powers, are not in contravention of law or of the terms of its organizational documents, and have been duly authorized by all appropriate action of its governing body;

(b)           do not require any approval or consent required to be obtained by Buyer of, or filing required to be made by Buyer with, any governmental agency or authority bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

(c)           will neither conflict with, nor result in any breach or contravention of, or the creation of any lien, charge or encumbrance under, any indenture, agreement, lease, instrument or understanding to which Buyer is a party or by which Buyer is bound;

(d)           will not violate any statute, law, rule, or regulation of any governmental authority to which Buyer may be subject; and

(e)           will not violate any judgment, decree, writ, or injunction of any court or governmental authority to which Buyer may be subject.

4.3           Binding Agreement.  This Agreement and all agreements to which Buyer will become a party pursuant hereto are and will constitute the valid and legally binding obligations of Buyer, and are and will be enforceable against Buyer in accordance with the respective terms hereof and thereof, except as limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights generally from time to time in effect.

4.4           Proceedings.  There are no claims, actions, proceedings or investigations pending or, to the Knowledge of Buyer, threatened, challenging the validity or propriety of the transactions contemplated by this Agreement.

4.5           No Brokers.  Neither Buyer nor its Affiliates have engaged or are liable for the payment of any fee to any finder, broker or similar Person in connection with the transactions described in this Agreement.

5.           COVENANTS

5.1           Bank Accounts.  Seller shall comply with any request from Buyer to have Persons removed as signatories on any Company bank accounts and, after the Effective Time, shall not make any use of such accounts or the funds in such accounts.

5.2           Payments.  Upon request by Buyer, Seller shall direct all applicable Persons to deliver all invoices and payments related to any Company in accordance with Buyer’s instructions.

5.3           Greystone Name.  Within 60 days after the Closing Date: (a) Buyer shall cease doing business under the “Greystone” name, and (b) Seller shall remove all references to any Company from their websites, cease all use of any Company name, and cease all use of the domain names greystonepe.com and greystoneprivateequity.com.

5.4           E-mail Addresses.  For 180 days after the Closing Date, Seller shall cause all incoming e-mail messages to the e-mail addresses areich@greystonepe.com, jreich@greystonepe.com, jgraham@greystonepe.com and vbarber@greystonepe.com to be replied to only with the following response: “Jonathan Reich and Adam Reich have formed Counsel RB Capital LLC with their partner Counsel Corporation, and have acquired Greystone Private Equity, LLC.  You can contact Jonathan Reich, Co-CEO of Counsel RB Capital LLC, at jreich@counselrb.com and Adam Reich, Co-CEO of Counsel RB Capital LLC, at areich@counselrb.com.”  After such 180-day period, Seller shall terminate each such e-mail address.  Seller shall promptly terminate the e-mail address pbrown@greystonepe.com.

5.5           Telephone Numbers.  Seller will cooperate with Buyer to transfer to Buyer the following telephone numbers for the California and New York offices of the Companies: (914) 614-1800, (914) 614-1801, (914) 614-1802, (310) 248-2979, and (310) 248-2932.

5.6           Greystone Bank Debt.  As of the Effective Time, Seller shall have caused Greystone Bank or its assignee to terminate and release all Liabilities of any Company to Greystone Bank and its assignee and any related Encumbrance, and shall have terminated and released any other Liabilities and any related Encumbrances of any Company to any other Company or to Seller or its Affiliates, in each case without cost to any Company or Buyer.

5.7           Additional Payments.  As of Closing, Buyer shall have arranged to pay John Graham $25,000 as compensation for services alleged to have been performed solely on behalf of Jonathan or Adam Reich or Kind Chin Associates, LLC or Forsons Equity, LLC.

5.8           Tax Matters.

(a)           No Changes.  Without the prior written consent of Buyer, no Company may make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to a Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to a Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of a Company for any period ending after the Closing Date or decreasing any Tax attribute of a Company existing on the Closing Date.

(b)           Tax Returns.  Seller shall prepare and file, or cause to be prepared and filed, at their own expense, all Tax Returns of the Companies (including any amendments thereto) with respect to the Pre-Closing Tax Period.  Such Tax Returns shall be prepared in a manner consistent with past practices.  Seller shall provide Buyer with copies of all Tax Returns of the Companies prior to filing.  Notwithstanding anything to the contrary in this Agreement, Seller shall pay any and all Pre-Closing Taxes.  Buyer shall prepare and file, or cause to be prepared and filed, Tax Returns with respect to all periods other than Pre-Closing Tax Periods.

(c)           Straddle Period.  The parties hereto will, to the extent permitted by applicable law, elect with the relevant Governmental Authority to treat a portion of any Straddle Period as a short taxable period ending as of the Effective Time and such short taxable period shall be treated as a Pre-Closing Tax Period for purposes of this Agreement.  In any case where applicable Law does not permit such an election to be made then, for purposes of this Agreement, Taxes with respect to the Companies for the Straddle Period shall be allocated to the Pre-Closing Tax Period using an interim closing-of-the-books method that complies with Treas. Reg. section 1.1502-76(b)(2)(i) (assuming that such taxable period ended at the Effective Time) and treating such period as a Pre-Closing Tax Period for purposes of this Agreement, except that exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a per diem basis.

(d)           Assistance.  The parties hereto agree to furnish or cause to be furnished to each other or their respective Agents, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to the Companies as is reasonably necessary for the preparation of any Tax Return, claim for refund, audit or similar matter, or the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment of Taxes.

(e)           Tax Allocation.  The parties acknowledge that under Revenue Ruling 99-6, the sale of all of the LLC Interests to Buyer will be treated as a sale of all of the assets of the Companies (“Purchased Assets”) to Buyer for federal Tax purposes.  Buyer shall prepare a preliminary allocation of the applicable portion of the consideration paid by Buyer pursuant to this Agreement among the Purchased Assets in accordance with Code §1060 and the Treasury Regulations thereunder (and any similar provisions of state, local or foreign law, as appropriate) (“Tax Allocation”).  The Tax Allocation shall be binding upon all parties hereto.  Buyer shall deliver such allocation to Seller within 60 days after the Closing Date.  Buyer, the Companies and Seller shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Tax Allocation.  No party shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

(f)           Income and Transfer Taxes.  Notwithstanding the foregoing, all income Taxes accruing to Seller with respect to the transactions contemplated in this Agreement shall be paid by Seller.  All excise, sales, use, transfer, including real property transfer or gains, stamp, documentary, filing, recordation, and other similar Taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, attributable to the transactions contemplated by this Agreement (the “Transfer Taxes”), shall be borne by the party on which they are primarily imposed under applicable Law; provided, that Seller and Buyer shall each pay fifty percent (50%) of any such Transfer Taxes imposed upon the Companies.  Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local Law for filing such Tax Returns, and such party will use its reasonable efforts to provide such Tax Returns to the other party at least 10 days prior to the due date for such Tax Returns.

5.9           Confidentiality.  From and after the Closing, Seller shall, and shall cause their Affiliates and their respective Agents to hold, in confidence any and all information, whether written or oral, concerning any Company and their businesses, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any Affiliate or Agent of Seller; or (b) is lawfully acquired by Seller after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or Agents are compelled to disclose any confidential information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that, at Buyer’s option and expense, Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

5.10           Injunctive Relief.

(a)           If Seller breaches, or threatens to commit a breach of, any of the provisions of Section 5.9, Buyer and the Companies shall have the following rights and remedies, each of which will be independent of the others and severally enforceable, and each of which is in addition to any other rights and remedies available under law or in equity:

(1)           the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to each of Buyer and the Companies and that money damages may not provide an adequate remedy to Buyer or the Companies; and

(2)           the right and remedy to recover from Seller all monetary damages suffered by Buyer or any Company, as the case may be, as the result of any acts or omissions constituting a breach of Section 5.9.

(b)           Seller acknowledges that the restrictions contained in Section 5.9 are reasonable and necessary to protect the legitimate interests of Buyer and Companies and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in Section 5.9 is adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court may reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law.  The covenants contained in Section 5.9 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.           MISCELLANEOUS

6.1           Definitions.  In this Agreement, the following terms have the following meanings:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, bankers, attorneys, accountants and other agents of such Person.

“Benefit Plan” means each benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program and other arrangement (and any amendments thereto), and each multiemployer benefit plan (as described in ERISA §4001(a)(3)), whether or not reduced to writing, in effect and covering one or more Employees and the beneficiaries and dependents of any such Employee, and which is maintained, sponsored, contributed to, or required to be contributed to by any Company, or under which any Company has or may have any liability for premiums or benefits, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any liability, contingent or otherwise.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City are authorized or required by Law to be closed for business.

“Buyer’s Knowledge” or “Knowledge of Buyer” or any similar phrase means all facts and circumstances known by any manager, officer, director or key employee of Buyer.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Dollars or $” means the lawful currency of the United States.

“Employees” means any current or former employees, agents, consultants, or contractors of any Company.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.  The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interests” mean membership interests, limited liability company interests and other ownership interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Immediately Available Funds” means paid by wire transfer in accordance with wire instructions delivered to Buyer or Seller, as applicable, not less than two Business Days prior to the date such payments are due.

“Intellectual Property” means all: (a) patents, provisionals, registrations and applications for registration; (b) trademarks, service marks, trade dress, Internet domain names, registrations and applications for registration; (c) copyrights and registrations and applications for registration;  (e) industrial designs and any registrations and applications; (f) inventions, trade secrets and confidential business information, whether patentable or nonpatentable; (g) other proprietary rights relating to any of the foregoing; and (h) copies and tangible embodiments thereof.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or is reasonably expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of any Company, or (b) the ability of any party to consummate the transactions contemplated hereby on a timely basis.

 “Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Property” means the tangible and intangible personal property and other assets (excluding the Real Property) owned, leased or subleased by the Companies and reflected in the Financial Statements or acquired after the Balance Sheet Date.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Companies for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Companies for any Pre-Closing Tax Period.

“Real Property” means the real property owned, leased or subleased by the Companies, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Seller’s Knowledge” or “Knowledge of Seller” or any similar phrase means all facts and circumstances known by Robert Barolak, without a duty of inquiry.

“Shelby Bank Debt” means the amount owed to Shelby Bank by 2782 LLC on the Closing Date.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement and each other agreement entered into pursuant to this Agreement.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

6.2           Additional Assurances.  From time to time after Closing, either party shall execute and deliver such other instruments and take such other actions as is reasonably requested to give effect to the transactions contemplated by this Agreement.

6.3           Cost of Transaction.  Whether or not the transactions contemplated hereby are consummated:  (i) Seller shall pay the fees, expenses, and disbursements of Seller and its agents, accountants, and legal counsel incurred in connection with this Agreement; and (ii) Buyer shall pay the fees, expenses, and disbursements of Buyer and its agents, accountants and legal counsel incurred in connection with this Agreement.

6.4           Choice of Law; Venue.  This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.  Exclusive venue for any action arising out of or related to this Agreement will be in state or federal court located in the County of New York, New York, and each party consents to the jurisdiction of such courts and waives any defense based on lack of personal jurisdiction or inconvenient forum.

6.5           Waiver of Jury Trial.  EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT BE TRIED BY JURY.  EACH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO DEMAND TRIAL BY JURY.

6.6           Enforcement of Agreement.  Irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its terms or was breached.  The parties are entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms, in addition to any other remedy to which they are entitled at law or in equity.

6.7           Legal Fees and Costs.  In the event a party incurs any damages, claims, loss, cost or liability whatsoever (including attorneys’ fees and any third party claims) arising out of or related to any misrepresentation, breach or inaccuracy of any representation or warranty contained in this Agreement, breach of this Agreement or action to enforce this Agreement (collectively, “Damages”), the prevailing party, as determined by a court of competent jurisdiction, will be entitled to recover such Damages and all legal expenses, including, without limitation, reasonable attorneys’ fees, costs, and necessary disbursements, in addition to any other relief to which such party shall be entitled by law.  The parties shall use reasonable efforts to mitigate Damages, and the cost of such efforts to mitigate shall constitute Damages.  No party may recover Damages to the extent that such Damages result from that party’s own misrepresentations, negligence or misconduct.

6.8           Survival.  The representations, warranties and covenants of the parties shall survive Closing and shall not be affected or deemed waived by reason of any investigation made by or on behalf of any party (including by any of its representatives) or by reason of the fact that any party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

6.9           Notice.  Any notice, demand, or communication required, permitted, or desired to be given hereunder will be effective when personally delivered, when received by confirmed overnight delivery from a reputable carrier, or five (5) days after being deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed as follows:

Seller:                                 Robert Barolak
Greystone & Co. Holdings LLC
152 W. 57th St, 60th Floor
New York, NY 10019

and

Lisa Schwartz, Esq.
Greystone & Co. Holdings LLC
152 W. 57th St, 60th Floor
New York, NY 10019

Buyer:                                 Jonathan Reich
Counsel RB Capital LLC
267 Central Avenue
White Plains, New York 10606

With a                                 Adam Levy
simultaneous                      Counsel Corporation
copy to:                               Scotia Plaza, 40 King Street West
Suite 3200, Toronto, ON M5H 3Y2, Canada

and

Curtis Capeling
Harwell Howard Hyne Gabbert & Manner, P.C.
                             315 Deaderick Street, Suite 1800
Nashville, TN 37238

or to such other address, and to the attention of such other Person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party.

6.10           Benefit/Assignment.  This Agreement inures to the benefit of and is binding upon the parties hereto and their respective legal representatives, successors, and assigns.  No party may directly or indirectly, including by assignment, operation of law or change of control, transfer or assign this Agreement without the prior written consent of the other parties; provide that, following Closing, Buyer may do so without the consent of any other party.

6.11           No Third Party Beneficiaries.  This Agreement is intended solely for the benefit of Buyer and Seller and their respective permitted successors or assigns, and does not confer third-party beneficiary rights upon any Person.

6.12           Waiver of Breach.  The waiver by any party of a breach or violation of any provision of this Agreement is not a waiver of any subsequent breach of the same or any other provision hereof.

6.13           Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. This Agreement is to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Schedules and exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

6.14           Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

6.15           Gender and Number.  Whenever the context of this Agreement requires, the gender of all words herein includes the masculine, feminine, and neuter, and the number of all words herein includes the singular and plural.

6.16           Divisions and Headings.  The division of this Agreement into articles, sections and subsections and the use of captions and headings are for convenience and have no legal effect in construing the provisions of this Agreement.

6.17           Entire Agreement.  This Agreement, including all exhibits and schedules hereto, and the Transaction Documents, supersedes all previous contracts, and constitutes the entire agreement among the parties regarding its subject matter.  No party is entitled to benefits other than those specified herein.  No oral statements or prior written material not specifically incorporated herein is of any force or effect.

6.18           Amendment.  This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each party hereto.

6.19           Counterparts.  This Agreement may be executed in counterparts, each of which will be an original, and all of which together will be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission will have the same legal effect as delivery of an original signed copy of this Agreement.

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The parties have executed this Agreement in multiple originals as of the date first above written.

SELLER:

GREYSTONE & CO. HOLDINGS LLC

By:

BUYER:

COUNSEL RB CAPITAL LLC

By:
Jonathan Reich, Co-CEO

[Signature Page to LLC Membership Interest Purchase Agreement]